Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL 2019

HIGH POINT, N.C. (June 12, 2019) ─ Culp, Inc. (NYSE: CULP) today reported financial and operating results for the fourth quarter and fiscal year ended April 28, 2019.  ‘Test’

Fiscal 2019 Full Year Highlights

◾
Net sales were $296.7 million, down 8.4 percent compared with the prior year, with mattress fabric sales down 24.7 percent and upholstery fabric sales up 3.5 percent over the prior year.  Net sales for home accessories were $16.0 million since the June 2018 investment in eLuxury, with no comparable prior-year sales.

◾
Pre-tax income was $12.0 million, compared with $26.9 million for fiscal 2018. Excluding restructuring and related charges and credits and other non-recurring items of approximately $2.7 million, pre-tax income was $14.7 million for fiscal 2019. (See reconciliation tables on page 10).

◾
Net income attributable to Culp, Inc. shareholders was $5.7 million, or $0.45 per diluted share, compared with net income of $20.9 million, or $1.65 per diluted share, for fiscal 2018.  (See additional discussion on tax impact for the year on page 2).

◾	Return on capital was 12 percent, compared with 25 percent in fiscal 2018. (See reconciliation tables on pages 11-12).

◾
Cash flow from operations was $13.9 million, with free cash flow of $11.5 million for the year, after spending $4.8 million in capital expenditures, including vendor-financed payments and investments in Haiti.  (See reconciliation tables on page 8).

◾
The company’s financial position as of the end of fiscal 2019 reflected a $675 thousand note payable and total cash and investments of $45.0 million, compared with $54.5 million at the end of fiscal 2018. (See summary of cash and investments table on page 7).

◾	The company paid $4.7 million in dividends and $3.3 million in share repurchases.

Fiscal 2019 Fourth Quarter Highlights

◾
Net sales were $71.0 million, down 9.2 percent over the prior-year period, with mattress fabric sales down 18.9 percent and upholstery fabric sales down 8.3 percent compared with the fourth quarter last year.  Net sales for home accessories were $4.2 million, with no comparable prior-year sales.

◾
Pre-tax income was $1.5 million, compared with $6.5 million in the fourth quarter of fiscal 2018. Excluding a non-recurring charge of $500,000, pre-tax income was $2.0 million for the fourth quarter of 2019. (See reconciliation table on page 9).

◾
Net loss attributable to Culp, Inc. shareholders was $1.4 million, or $0.11 per diluted share, compared with net income of $12.7 million, or $1.00 per diluted share, in the prior-year period.  This net loss was attributable to a 199.7 percent tax rate for the quarter.  (See additional discussion on taxes on page 2).

◾	The company announced a quarterly cash dividend of $0.10 per share, payable in July 2019.

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CULP Announces Results for Fourth Quarter and Fiscal 2019

June 12, 2019

Financial Outlook

◾
The projection for first quarter fiscal 2020, which will have one more week as compared to the prior year period, is for overall sales to be slightly higher as compared to the first quarter of fiscal 2019.  Pre-tax income for the first quarter of fiscal 2020 is expected to be in the range of $2.5 million to $3.2 million.  Pre-tax income for the first quarter of fiscal 2019 was $1.9 million, which included $2.0 million in restructuring and related charges.

Fourth Quarter and Fiscal 2019 Financial Results

For the fourth quarter ended April 28, 2019, net sales were $71.0 million, compared with $78.2 million a year ago.  On a pre-tax basis, the company reported income of $1.5 million, compared with pre‑tax income of $6.5 million for the fourth quarter of fiscal 2018.  The financial results for the fourth quarter of fiscal 2019 included a non-recurring charge of $500,000 for the company’s charitable contribution to the University of North Carolina at Chapel Hill, payable over a period of three years, in honor of its co-founder and former chairman, Robert G. Culp, III.  Excluding this charge, pre-tax income for the fourth quarter of fiscal 2019 was $2.0 million.  The company reported a net loss attributable to Culp, Inc. shareholders of $1.4 million, or $0.11 per diluted share, for the fourth quarter of fiscal 2019, compared with net income of $12.7 million, or $1.00 per diluted share, for the fourth quarter of fiscal 2018.

Net sales for fiscal 2019 were $296.7 million, compared with net sales of $323.7 million in fiscal 2018.  On a pre-tax basis, the company reported income of $12.0 million for fiscal 2019, compared with pre-tax income of $26.9 million in fiscal 2018.  Excluding restructuring and related charges and credits and other non-recurring items of approximately $2.7 million, pre-tax income was $14.7 million for fiscal 2019. Net income attributable to Culp, Inc. shareholders for fiscal 2019 was $5.7 million, or $0.45 per diluted share, compared with $20.9 million, or $1.65 per diluted share, in fiscal 2018.

Income taxes for the fourth quarter of fiscal 2019 reflect the mix of the company’s taxable income favoring its foreign tax jurisdictions located in Canada and China that have higher income tax rates in relation to the U.S., and a significant decline in U.S. taxable income, which was more than anticipated.  This resulted in a significant increase in the company’s Global Intangible Low Taxed Income (GILTI) Tax and led to a 199.7 percent tax rate. However, income taxes incurred in the U.S. on a cash basis were minimal due to the utilization of the company’s U.S. Federal net operating loss carryforward generated in fiscal 2019. Additionally, income taxes reflect provisional adjustments that represented the income tax effects of the Tax Cuts and Jobs Act (TCJA) enacted on December 22, 2017. No provisional adjustments associated with the TCJA were recorded in the fourth quarter of fiscal 2019, while such provisional adjustments resulted in an income tax benefit totaling $8.0 million that was recorded in fourth quarter of fiscal 2018. The company’s income taxes for the full fiscal year of 2019 included an income tax benefit of $550,000, compared with an income tax benefit of $2.1 million that was associated with provisional adjustments pursuant to the TCJA for the annual period of fiscal 2018.

Overview

Commenting on the results, Frank Saxon, chairman and chief executive officer of Culp, Inc., said, “We faced a number of significant challenges in the fourth quarter, primarily related to global trade disruption and an overall weaker retail environment.  There were continuing headwinds associated with low-priced imported mattresses from China, and the excess supply of these mattresses disrupted the market and affected many of our customers.  The outcome for Culp was reduced demand for our mattress fabrics and sewn covers.  Our upholstery fabrics business was affected by the softer retail environment for home furnishings and uncertainties surrounding international tariffs and the associated geopolitical risks.  However, even with the lower sales for the fourth quarter, we were pleased to have another year of overall higher annual sales for the upholstery fabrics segment.  These results included the first full-year sales contribution from Read Window Products (“RWP”), which we acquired late in fiscal 2018.

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CULP Announces Results for Fourth Quarter and Fiscal 2019

June 12, 2019

“In spite of the challenging market conditions, throughout fiscal 2019, we continued to execute our product-driven strategy in each of our business segments, with a relentless focus on design creativity and product innovation.  Our ability to offer a diverse product mix and reach new market segments has been a key differentiator for Culp in all of our marketplaces and will remain our strategic focus going forward.  We will continue to diversify both our product and customer mix in mattress and upholstery fabrics, with unique opportunities to expand in the hospitality market.  We also have the ability to extend our market reach through Culp Home Accessories, our finished products business offering bedding accessories and home goods direct to both consumers and businesses.  We have a flexible, global platform to support our business segments, with the ability to respond to changing demand as market conditions improve.  And, importantly, we have a strong balance sheet and the financial flexibility to pursue our growth strategy.  We look forward to the opportunities ahead for Culp in fiscal 2020.  Additionally, we believe the May 29, 2019, ruling by the U.S. Department of Commerce imposing punitive anti-dumping duties on Chinese-made mattresses will provide relief for the domestic mattress industry in fiscal 2020 and ultimately lead to improving conditions for our business,” added Saxon.

Mattress Fabrics Segment

Sales for this segment were $37.7 million for the fourth quarter, down 18.9 percent compared with sales of $46.5 million in the fourth quarter of fiscal 2018.  For fiscal 2019, mattress fabric sales were $145.1 million, down 24.7 percent compared with $192.6 million in fiscal 2018.

Iv Culp, president and chief operating officer of Culp, stated, “While we saw sequential sales improvement in our mattress fabrics business compared to the third quarter of fiscal 2019, the influx of low-priced mattresses from China has continued to affect the domestic mattress industry. The market is still dealing with a significant amount of excess inventory of late 2018 and early 2019 imports, and a slower retail environment delayed the sale of these products.  As we previously announced in our May 1, 2019, press release, customer demand for our mattress fabrics was lower than expected and affected our sales for the fourth quarter.  However, we are pleased to note some recent positive developments in retail demand, as well as many customers altering their supply chains away from China. We believe the punitive anti-dumping measures against Chinese-made mattresses, as recently announced by the U.S. Department of Commerce in its May ruling, will ultimately provide relief for the domestic mattress industry, with preliminary imposed duties from 39 percent to as high as 1,731 percent.

 “Despite the headwinds, we continue to manage our business in an efficient manner and provide excellent service to our customers. We have rationalized our manufacturing operations to meet current and expected demand and have achieved sound profitability in spite of the ongoing challenges.  Importantly, we have a sustainable business platform that favorably positions Culp for the long term.  We will continue to reinvest in our business to maximize our operating efficiencies and delivery capabilities.

“Our varied product mix of mattress fabrics and sewn covers across most price points and style trends supports our diversification strategy with favorable results.  Importantly, CLASS, our mattress cover business, continues to perform well with the support of our global sewing platform.  We remain encouraged by the sales trends with our core customers, as well as our ability to reach new customers and additional market segments like the popular and expanding boxed bedding space.  We are excited about the growth opportunities for CLASS as we broaden our customer base.”

Culp added, “While fiscal 2019 was a challenging year for our mattress fabrics business, we are optimistic about the year ahead.  We have the ability to leverage our creative designs, innovative products, and global production capabilities to enhance our leadership position and sustain Culp’s competitive advantage.  We look forward to the opportunities ahead for our mattress fabrics business in fiscal 2020 and beyond.”

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CULP Announces Results for Fourth Quarter and Fiscal 2019

June 12, 2019

Upholstery Fabrics Segment

Sales for this segment were $29.0 million for the fourth quarter, down 8.3 percent compared with sales of $31.7 million in the fourth quarter of fiscal 2018.  For fiscal 2019, upholstery fabric sales were $135.7 million, up 3.5 percent compared with $131.1 million in fiscal 2018.

“Our results for the fourth quarter of fiscal 2019 reflect an uncertain marketplace and a soft retail environment for home furnishings,” said Boyd Chumbley, president of Culp’s upholstery fabrics division.  “As noted in our May press release, sales and profits were lower than our originally announced expectations for the fourth quarter. The ongoing trade dispute between the U.S. and China and uncertainties surrounding tariffs have caused significant disruptions throughout the supply chain for the furniture industry. The anticipation of additional tariffs resulted in more advance customer purchases in previous quarters and inflated inventories heading into the fourth quarter.  This factor, combined with generally weaker consumer demand for furniture, affected our sales for the fourth quarter.

“For the full year, we were pleased to achieve another year of higher annual sales in spite of the closure of our Anderson, South Carolina, operation in the second quarter and the challenges in the fourth quarter of fiscal 2019. Throughout the year, we pursued a product-driven strategy with a sustained focus on innovation and creative designs, supported by our substantial global platform.  Our design team has done an outstanding job with current style trends and meeting the changing demands of our customers.  Additionally, our popular and expanding line of highly durable, stain-resistant, ‘performance fabrics’ continued to gain acceptance in the marketplace.   We are also pleased with the contribution from RWP, as fiscal 2019 marked the first full year of sales for custom window treatments and other products for the hospitality market.”

In closing, Chumbley noted, “Looking ahead, we expect the prevailing geopolitical issues will continue to affect our business and the furniture industry.  We are taking steps to adjust our supply chains, including partnering with sources for cut and sew kits in Vietnam, and are working with customers to make necessary adjustments in response to the latest round of tariffs.  While we expect continued overall softness in retail demand for furniture through the first quarter of fiscal 2020, we believe Culp is well positioned for the long term.  Above all, we remain focused on providing innovative products that meet the changing demands of our valued customers.”

Culp Home Accessories Segment

Sales for this segment, which includes the operation of eLuxury, Culp’s e-commerce and finished products business offering bedding accessories and home goods, totaled $4.2 million for the fourth quarter.  These sales are comparable to the third quarter.  For the period since the June 2018 investment date in eLuxury, sales were $16.0 million.  There are no prior-year comparable sales for the fourth quarter or year-to-date periods.

Commenting on the results, Culp stated, “We are continuing to learn about and develop this new platform, which supports both business-to-consumer and business-to-business sales of finished bedding accessory and home good products. Our operating results were lower than expected due to additional product roll-out costs and reduced demand for legacy products, primarily mattress pads.  We believe this legacy business was affected by the import turmoil in the overall mattress industry. However, we are encouraged by more recent sales trends on legacy products, as well as our progress related to new product introductions.  We remain excited about and committed to opportunities to capitalize on new products and this new sales channel for Culp.”

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CULP Announces Results for Fourth Quarter and Fiscal 2019

June 12, 2019

Balance Sheet

“We are pleased to end fiscal 2019 with a strong financial position,” added Ken Bowling, senior vice president and chief financial officer of Culp, Inc.  “As of April 28, 2019, we reported $45.0 million in cash and investments and a $675 thousand note payable.  We have maintained this strong position despite spending $4.8 million for capital expenditures, including vendor‑financed payments and investments in Haiti, funding $12.1 million in acquisition-related costs and returning $8.1 million to shareholders in regular dividends and share repurchases.  In spite of the ongoing challenges for the year, we generated cash flow from operations of $13.9 million in fiscal 2019 and free cash flow of $11.5 million for the year.”

Dividends and Share Repurchases

The company announced that its Board of Directors has approved the payment of the company’s quarterly cash dividend of $0.10 per share.  The dividend is to be paid on or about July 16, 2019, to shareholders of record as of July 5, 2019.

The company repurchased a small number of shares in the fourth quarter.  For fiscal 2019, Culp repurchased approximately 160,000 shares, leaving $1.7 million available under the share repurchase program approved by the Board in June 2016.

Since June 2011, and including the July dividend, the company will have returned approximately $65.0 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Financial Outlook for First Quarter Fiscal 2020

Commenting on the outlook for the first quarter of fiscal 2020, Bowling said, “At this time, we expect overall sales to be slightly higher as compared with the first quarter of fiscal 2019.  The first quarter of fiscal 2020 will have one more week than the first quarter of the prior year, or 14 weeks compared with 13 weeks.

“We expect mattress fabrics sales to be moderately up compared with the first quarter of fiscal 2019, and operating income and margins also are expected to be moderately up as compared with the previous year’s first quarter.

“In our upholstery fabrics segment, we expect first quarter sales to be moderately down compared with the first quarter of last year as we continue to operate in an environment of trade uncertainty and soft retail demand.  Operating income and margins are also expected to be moderately down compared with the same period a year ago.

“In our home accessories segment, we expect first quarter sales to be moderately up compared with the fourth quarter of fiscal 2019, with no full period of comparison for the first quarter of fiscal 2019 based on the June 22, 2018, investment date for eLuxury.  We expect an operating loss for the first quarter that is comparable to the fourth quarter of fiscal 2019.

“Considering these factors, the company expects to report pre-tax income for the first fiscal quarter of 2020 in the range of $2.5 million to $3.2 million.  Pre-tax income for last year’s first quarter was $1.9 million, which included $2.0 million in restructuring and related charges.

“Based on our current projection, capital expenditures for fiscal 2020 are expected to be in the $6.5 million to $7.0 million range, as we continue with a maintenance level of capital expenditures,” added Bowling.

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China and Haiti.

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CULP Announces Results for Fourth Quarter and Fiscal 2019

June 12, 2019
This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties that may cause actual events and results to differ materially from such statements.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements to reflect any changes in management’s expectations or any change in the assumptions or circumstances on which such statements are based, whether due to new information, future events, or otherwise.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “anticipate,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, new product launches, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance or liquidity measures, as well as any statements regarding potential acquisitions, future economic or industry trends or future developments. There can be no assurance that the company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. The future performance of our business depends in part on our success in conducting and finalizing acquisition negotiations and integrating acquired businesses into our existing operations. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in tariffs or trade policy, or changes in the value of the U.S. dollar versus other currencies, could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Finally, increases in market prices for petrochemical products can significantly affect the prices we pay for raw materials, and in turn, increase our operating costs and decrease our profitability.  Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 13, 2018 for the fiscal year ended April 29, 2018, and our subsequent periodic reports filed with the Securities and Exchange Commission.

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CULP Announces Results for Fourth Quarter and Fiscal 2019

June 12, 2019

CULP, INC. Condensed Financial Highlights (Unaudited)
	Three Months Ended		Fiscal Year Ended
	April 28, 2019	April 29, 2018	April 28, 2019	April 29, 2018
Net sales	$70,963,000	$78,184,000	$296,669,000	$323,725,000
Income before income taxes	$1,511,000	$6,466,000	$11,996,000	$26,883,000
Net income (loss) attributable to Culp, Inc.	$(1,368,000)	$12,666,000	$5,676,000	$20,877,000
Net income (loss) attributable to Culp, Inc. per share:
Basic	$(0.11)	$1.02	$0.46	$1.68
Diluted	$(0.11)	$1.00	$0.45	$1.65
Average shares outstanding:
Basic	12,384,000	12,450,000	12,462,000	12,431,000
Diluted	12,384,000	12,611,000	12,548,000	12,633,000

CULP, INC. Summary of Cash and Investments April 28, 2019 and April 29, 2018 (Unaudited) (Amounts in Thousands)
	Amounts
	April 28, 2019	April 29, 2018 *

Cash and cash equivalents	$40,008	$21,228
Short-term investments - Available for Sale	-	2,451
Short-term investments - Held-To-Maturity	5,001	25,759
Long-term investments - Held-To-Maturity	-	5,035
Total cash and investments	$45,009	$54,473

*Derived from audited financial statements.

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CULP Announces Results for Fourth Quarter and Fiscal 2019

June 12, 2019

CULP, INC. Reconciliation of Free Cash Flow For the Twelve Months Ended April 28, 2019, and April 29, 2018 (Unaudited) (Amounts in thousands)
	Twelve Months Ended April 28, 2019	Twelve Months Ended April 29, 2018

Net cash provided by operating activities	$13,873	$27,473
Minus: Capital Expenditures	(3,261)	(8,005)
Plus: Proceeds from the sale pf property, plant and equipment	1,894	6
Minus: Investment in unconsolidated joint venture	(120)	(661)
Minus: Payments on vendor-financed capital expenditures	(1,412)	(3,750)
Plus: Proceeds from the sale of long-term investments (Rabbi Trust)	1,233	57
Minus: Purchase of long-term investments (Rabbi Trust)	(1,011)	(1,902)
Plus: Proceeds from life insurance policy	394	-
Minus: Premium payment on life insurance policy	-	(18)
Effect of exchange rate changes on cash and cash equivalents	(93)	(85)
Free Cash Flow	$11,497	$13,285

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CULP Announces Results for Fourth Quarter and Fiscal 2019

June 12, 2019

CULP, INC. Reconciliation of Selected Income Statement Information to Adjusted Results For Three Months Ended April 28, 2019 (Unaudited)

(Amounts in Thousands)	As Reported April 28, 2019	Adjustments	April 28, 2019 Adjusted Results
Gross Profit	$12,189	$-	$12,189
Selling, general, and administrative expenses	10,230	-	10,230
Income from operations	1,959	-	1,959
Other expense (1)	658	(500)	158
Income before income taxes	1,511	500	2,011
Income taxes	3,017	-	3,017
Net loss	(1,511)	-	(1,511)
Net loss attributable to non-controlling interest	143	-	143
Net loss attributable to Culp Inc. common shareholders	$(1,368)	$-	$(1,368)

(1)
Other expense for the three-month period ending April 28, 2019, included a $500 non-recurring charge for an endowed scholarship to the University of North Carolina at Chapel Hill in honor of our Co-Founder and former Chairman of the Board. This charitable contribution will be paid over a period of three years.

CULP, INC. Reconciliation of Selected Income Statement Information to Adjusted Results For Three Months Ended April 29, 2018 (Unaudited)

(Amounts in Thousands)	As Reported April 29, 2018	Adjustments	April 29, 2018 Adjusted Results
Gross Profit	$14,760	$-	$14,760
Selling, general, and administrative expenses	8,296	-	8,296
Income from operations	6,464	-	6,464
Other expense	115	-	115
Income before income taxes	6,466	-	6,466
Income taxes (1)	(6,217)	7,988	1,771
Net income	$12,666	$(7,988)	$4,678

(1)
Income taxes for the three-month period ending April 29, 2018, include provisional adjustments that represent the income tax effects of the Tax Cuts and Jobs Act (TCJA) enacted on December 22, 2017, of which an income tax benefit of $9.1 million pertains to a reduction in our U.S. Federal income tax rate pursuant to the TCJA on the effective settlement on an IRS exam and the mandatory repatriation of undistributed earnings and profits associated with our foreign subsidiaries, partially offset by a $1.1 million charge that relates the revaluation of our U.S. deferred income taxes as a result of the reduction in our annual effective income tax rate pursuant to the TCJA.

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CULP Announces Results for Fourth Quarter and Fiscal 2019

June 12, 2019

CULP, INC. Reconciliation of Selected Income Statement Information to Adjusted Results For Twelve Months Ended April 28, 2019 (Unaudited)

(Amounts in Thousands)	As Reported April 28, 2019	Adjustments	April 28, 2019 Adjusted Results
Gross Profit (1)	$50,198	$2,508	$52,706
Selling, general, and administrative expenses (3)	38,405	(558)	37,847
Restructuring credit (2)	(825)	825	-
Income from operations	12,618	2,241	14,859
Other expense (4)	1,346	(500)	846
Income before income taxes	11,996	2,741	14,737
Income taxes (5)	6,424	550	6,974
Net income	5,458	(550)	4,908
Net loss attributable to non-controlling interest	218	-	218
Net income attributable to Culp Inc. common shareholders	$5,676	$(550)	$5,126

(1)
The $2.5 million represents a restructuring related charge of $1.6 million for inventory markdowns and $784 for other operating costs associated with our closed Anderson, SC upholstery fabrics plant facility and $159 for employee termination benefits and other operational reorganization costs associated with our mattress fabrics segment.

(2)
The $825 restructuring credit represents a $1.5 million gain on the sale of property, plant, and equipment associated with our closed Anderson, SC upholstery fabrics plant facility, partially offset by a charge of $661 for employee termination benefits.

(3)
The $558 consists of a non-recurring charge totaling $469 that was associated with the accelerated vesting of certain stock-based compensation agreements. Of this $469 non-recurring charge, $429 and $40 pertain to unallocated corporate expenses and a restructuring related charge associated with our closed Anderson, SC upholstery fabrics plant facility. Additionally, the $558 consists of a non-recurring charge of $89 for employee termination benefits and operational reorganization costs associated with our mattress fabrics segment.

(4)
Other expense for the year ending April 28, 2019, included a $500 non-recurring charge for an endowed scholarship to the University of North Carolina at Chapel Hill in honor of our Co-Founder and former Chairman of the Board. This charitable contribution will be paid over a period of three years.

(5)	Amount represents provisional adjustments associated with the TCJA enacted on December 22, 2017.

CULP, INC. Reconciliation of Selected Income Statement Information to Adjusted Results For Twelve Months Ended April 29, 2018 (Unaudited)

(Amounts in Thousands)	As Reported April 29, 2018	Adjustments	April 29, 2018 Adjusted Results
Gross Profit	$64,633	$-	$64,633
Selling, general, and administrative expenses	37,172	-	37,172
Income from operations	27,461	-	27,461
Other expense	1,018	-	1,018
Income before income taxes	26,883	-	26,883
Income taxes (1)	5,740	2,049	7,789
Net Income	$20,877	$(2,049)	$18,828

(1)	Amount represents provisional adjustments associated with the TCJA enacted on December 22, 2017.

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CULP Announces Results for Fourth Quarter and Fiscal 2019

June 12, 2019

CULP, INC. Reconciliation of Return on Capital Employed For the Twelve Months Ended April 28, 2019 (Unaudited) (Amounts in thousands)
			Twelve Months Ended April 28, 2019
Consolidated income from operations (1)			$14,859
Average capital employed (3)			126,846
Return on average capital employed (2)			11.7%

Average capital employed

	April 28, 2019	January 27, 2019	October 28, 2018	July 29, 2018	April 29, 2018
Total assets	$219,726	$224,908	$222,211	$226,372	$217,984
Total liabilities	(55,479)	(57,676)	(54,742)	(60,342)	(54,608)
Subtotal	$164,247	$167,232	$167,469	$166,030	$163,376
Less:
Cash and cash equivalents	(40,008)	(26,418)	(14,768)	(8,593)	(21,228)
Short-term investments - Available for Sale	-	-	-	-	(2,451)
Short-term investments - Held-to-Maturity	(5,001)	(13,544)	(26,719)	(30,756)	(25,759)
Current income taxes receivable	(776)	-	-	-	-
Long-term investments - Held-to-Maturity	-	-	-	-	(5,035)
Long-term investments - Rabbi Trust	(7,081)	(6,834)	(7,851)	(7,671)	(7,326)
Noncurrent income taxes receivable	(733)	-	-	-	-
Deferred income taxes - non-current	(457)	(3,224)	(3,614)	(3,721)	(1,458)
Deferred compensation – current	-	-	714	-	-
Income taxes payable - current	1,022	642	2,044	1,244	1,437
Income taxes payable - long-term	3,249	3,294	3,233	3,733	3,758
Deferred income taxes - non-current	3,176	2,225	2,225	2,150	2,150
Line of credit	-	-	-	4,000	-
Related party – note payable	675	-	-	-	-
Deferred compensation – non-current	6,998	6,782	7,120	7,679	7,353
Total Capital Employed	$125,311	$130,155	$129,853	$134,095	$114,817

Average capital employed (3)	$126,846

(1)	See Reconciliation of Selected Income Statement Information to Adjusted Results on page 10 for calculation of the last twelve months of operating income as of April 28, 2019.
(2)
Return on average capital employed represents the last twelve months operating income as of April 28, 2019, divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments - Available for Sale, short-term investments - Held-To-Maturity, long-term investments - Held-To-Maturity, long-term investments (Rabbi Trust), noncurrent deferred income tax assets and liabilities, income taxes receivable and payable, line of credit, related party – note payable, and current and noncurrent deferred compensation.

(3)
Average capital employed used for the twelve months ending April 28, 2019 was computed using the five quarterly periods ending April 28, 2019, January 27, 2019, October 28, 2018, July 29, 2018, and April 29, 2018.

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CULP Announces Results for Fourth Quarter and Fiscal 2019

June 12, 2019

CULP, INC. Reconciliation of Return on Capital Employed For the Twelve Months Ended April 29, 2018 (Unaudited) (Amounts in thousands)
			Twelve Months Ended April 29, 2018
Consolidated income from operations (1)			$27,461
Average capital employed (3)			108,001
Return on average capital employed (2)			25.4%

Average capital employed

	April 29, 2018	January 28, 2018	October 29, 2017	July 30, 2017	April 30, 2017

Total assets	$217,984	$216,844	$201,043	$207,904	$205,634
Total liabilities	(54,608)	(64,662)	(47,963)	(58,227)	(57,004)
Subtotal	$163,376	$152,182	$153,080	$149,677	$148,630
Less:
Cash and cash equivalents	(21,228)	(22,428)	(15,739)	(18,322)	(20,795)
Short-term investments - Available for Sale	(2,451)	(2,472)	(2,478)	(2,469)	(2,443)
Short-term investments - Held-to-Maturity	(25,759)	(17,206)	(4,015)	-	-
Long-term investments - Held-To-Maturity	(5,035)	(13,625)	(26,853)	(30,907)	(30,945)
Long-term investments - Rabbi Trust	(7,326)	(7,176)	(6,921)	(6,714)	(5,466)
Deferred income taxes - non-current	(1,458)	(1,942)	(491)	(436)	(419)
Income taxes payable - current	1,437	1,580	692	884	287
Income taxes payable - long-term	3,758	10,940	487	487	467
Deferred income taxes - non-current	2,150	2,096	4,641	4,253	3,593
Line of credit	-	-	-	5,000	-
Deferred compensation	7,353	7,216	6,970	6,769	5,520
Total capital employed	$114,817	$109,165	$109,373	$108,222	$98,429

Average Capital Employed (2)	$108,001

(1)	See Reconciliation of Selected Income Statement Information to Adjusted Results on page 10 for calculation of the last twelve months of operating income as of April 29, 2018.
(2)
Return on average capital employed represents the last twelve months operating income as of April 29, 2018 divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments - Available for Sale, short-term investments - Held-To-Maturity, long-term investments - Held-To-Maturity, long-term investments (Rabbi Trust), noncurrent deferred income tax assets and liabilities, income taxes payable, line of credit, and deferred compensation.

(3)
Average capital employed used for the twelve months ending April 29, 2018 was computed using the five quarterly periods ending April 29, 2018, January 28, 2018, October 29, 2017, July 30, 2017, and April 30, 2017.

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